Exhibit 99(a)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
Debtors: Delphi Corporation, et al. (1)
Case Number: Jointly Administered 05-44481 (RDD)
Monthly Operating Report for the Month Ended:
January 31, 2008
Debtors’ Address:
5725 Delphi Drive
Troy, Michigan 48098
Monthly Operating Loss: $170 million
Debtors’ Attorneys:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Telephone: (312) 407-0700
Facsimile: (312) 407-0411
And
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Report Preparer:
The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury that the information contained therein is complete, accurate, and truthful to the best of my knowledge. (2)

Date: February 29, 2008	/s/ THOMAS S. TIMKO
Thomas S. Timko
Chief Accounting Officer and Controller

(1)	See next page for a listing of Debtors by case number.

(2)	All amounts herein are unaudited and subject to revision. The Debtors reserve all rights to revise this report.

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
     (1) The Debtors in these jointly administered cases are as follows:

Debtor Name	Case Number

Delphi NY Holdings Corporation	05-44480
Delphi Corporation	05-44481
ASEC Manufacturing General Partnership	05-44482
ASEC Sales General Partnership	05-44484
Environmental Catalysts, LLC	05-44503
Delphi Medical Systems Colorado Corporation	05-44507
Delphi Medical Systems Texas Corporation	05-44511
Delphi Medical Systems Corporation	05-44529
Specialty Electronics International Ltd.	05-44536
Specialty Electronics, Inc.	05-44539
Delphi Liquidation Holding Company	05-44542
Delphi Electronics (Holding) LLC	05-44547
Delphi Technologies, Inc.	05-44554
Delphi Automotive Systems Tennessee, Inc.	05-44558
Delphi Mechatronic Systems, Inc.	05-44567
Delphi Automotive Systems Risk Management Corporation	05-44570
Exhaust Systems Corporation	05-44573
Delphi China LLC	05-44577
Delphi Automotive Systems Korea, Inc.	05-44580
Delphi International Services, Inc.	05-44583
Delphi Automotive Systems Thailand, Inc.	05-44586
Delphi Automotive Systems International, Inc.	05-44589
Delphi International Holdings Corporation	05-44591
Delphi Automotive Systems Overseas Corporation	05-44593
Delphi Automotive Systems (Holding), Inc.	05-44596
Delco Electronics Overseas Corporation	05-44610
Delphi Diesel Systems Corporation	05-44612
Delphi LLC	05-44615
Aspire, Inc.	05-44618
Delphi Integrated Service Solutions, Inc.	05-44623
Delphi Connection Systems	05-44624
Packard Hughes Interconnect Company	05-44626
DREAL, Inc.	05-44627
Delphi Automotive Systems Services LLC	05-44632
Delphi Services Holding Corporation	05-44633
Delphi Automotive Systems Global (Holding), Inc.	05-44636
Delphi Foreign Sales Corporation	05-44638
Delphi Automotive Systems Human Resources LLC	05-44639
Delphi Automotive Systems LLC	05-44640
Delphi Furukawa Wiring Systems LLC	05-47452
Delphi Receivables LLC	05-47459
MobileAria, Inc.	05-47474
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
INDEX
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF OPERATIONS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
January 31, 2008
(in millions)
Net sales:
General Motors and affiliates	$419
Other customers	318
Non-Debtor affiliates	33

Total net sales	770

Operating expenses:
Cost of sales, excluding items listed below	810
U.S. employee workforce transition program charge	7
Depreciation and amortization	36
Selling, general and administrative	87

Total operating expenses	940

Operating loss	(170)
Interest expense (contractual interest expense was $40 million)	(43)
Other expense, net	(2)
Reorganization items, net	(11)
Equity income from non-consolidated affiliates, net of tax	6

Loss from continuing operations before discontinued operations and equity income from non-Debtor affiliates	(220)
Loss from discontinued operations, net of tax	(22)
Equity income from non-Debtor affiliates, net of tax	79

Net loss	$(163)

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION BALANCE SHEET
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

January 31, 2008
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$48
Restricted cash	125
Accounts receivable, net:
General Motors and affiliates	926
Other third parties	804
Non-Debtor affiliates	243
Notes receivable from non-Debtor affiliates	280
Inventories, net	829
Other current assets	358
Assets held for sale	472

Total current assets	4,085

Long-term assets:
Property, net	1,401
Investments in affiliates	337
Investments in non-Debtor affiliates	3,334
Goodwill and other intangible assets, net	176
Other	448

Total long-term assets	5,696

Total assets	$9,781

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities not subject to compromise:
Current portion of long-term debt	$2,932
Accounts payable	1,131
Accounts payable to non-Debtor affiliates	666
Accrued liabilities	1,249
Liabilities held for sale	164

Total current liabilities not subject to compromise	6,142

Long-term liabilities not subject to compromise:
Long-term debt	24
Employee benefit plan obligations and other	943

Liabilities subject to compromise	16,267

Total liabilities	23,376

Stockholders’ deficit:
Total stockholders’ deficit	(13,595)

Total liabilities and stockholders’ deficit	$9,781

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
MONTHLY OPERATING REPORT
CONDENSED COMBINED DEBTORS-IN-POSSESSION STATEMENT OF CASH FLOWS
(Non-filed entities, principally non-U.S. affiliates, excluded from Debtor group)

Month Ended
January 31, 2008
(in millions)
Cash flows from operating activities:
Net cash used in operating activities	(220)

Cash flows from investing activities:
Capital expenditures	(26)
Proceeds from sale of property	3
Proceeds from sale of business	38
Other	(6)
Investing cash flows used in discontinued operations	(4)

Net cash provided by investing activities	5

Cash flows from financing activities:
Proceeds from debtor-in-possession credit facility	150

Net cash provided by financing activities	150

Decrease in cash and cash equivalents	(65)
Cash and cash equivalents at beginning of period	113

Cash and cash equivalents at end of period	$48

The accompanying notes are an integral part of the financial statements.
Case Number: 05-44481 (RDD) (Jointly Administered)

1. Background and Organization
     General – Delphi Corporation (“Delphi” or the “Company”) is a world-leading supplier of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology.
     Chapter 11 Reorganization Cases – On October 8, 2005, Delphi and certain of its United States (“U.S.”) subsidiaries (the “Initial Filers”) filed voluntary petitions for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Court”), and on October 14, 2005, three additional U.S. subsidiaries of Delphi (together with the Initial Filers, collectively, the “Debtors”) filed voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code (collectively the Debtors’ October 8, 2005 and October 14, 2005 filings are referred to herein as the “Chapter 11 Filings”). The reorganization cases are being jointly administered under the caption “In re Delphi Corporation, et al., Case No. 05-44481 (RDD).” The Debtors continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. Delphi’s non-U.S. subsidiaries were not included in the filings, continue their business operations without supervision from the U.S. Courts and are not subject to the requirements of the Bankruptcy Code.
     Equity Purchase and Commitment Agreements – In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and General Motors Corporation (“GM”). On April 19, 2007, Delphi confirmed that it anticipated negotiating changes to the agreements, primarily as a result of addressing differences in views regarding the Company’s reorganization enterprise value among the investors, GM, the statutory committees, and the Company. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement but that it expected to enter into new framework agreements with plan investors. Subsequently, on July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “July EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P. (“Appaloosa”), affiliates of Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. (collectively, the “Investors”). On August 2, 2007, the Court granted the Company’s motion for an order authorizing and approving the EPCA and on August 3, 2007, the Investors and the Debtors executed the July EPCA. Under the July EPCA as amended (as described below), the Investors may invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan announced on March 31, 2006 on the terms and subject to the conditions contained in the EPCA.
     During October and November 2007, the Company negotiated potential amendments to the July EPCA. On December 10, 2007, the Investors and Delphi entered into an amendment to the July EPCA to reflect events and developments since then, including those relating to Court approvals in connection with negotiated amendments to the July EPCA (the “EPCA Amendment” and together with the July EPCA, the “EPCA”),; delivery of a revised disclosure letter by the Company; delivery of a revised business plan by the Company; updates and revisions to representations and warranties; agreements with principal labor unions; the execution and amendment of certain settlement agreements with GM; and the execution of a best efforts financing letter and the filing of a plan of reorganization and disclosure statement. Further, the EPCA Amendment amends provisions relating to the discount rights offering (including the replacement of existing common stockholders with unsecured creditors). Finally, the EPCA Amendment revises the EPCA to reflect certain economic changes for recoveries provided under the plan of reorganization, and a post-emergence capital structure which includes Series C Preferred Stock to be issued to GM.
     The EPCA Amendment removes or narrows the scope of certain conditions to closing in the EPCA including: the no-strike conditions, to include only strikes that occur after October 29, 2007; the capitalization condition to reduce the net debt required for the Company on the closing date; and an exclusion from the condition, relating to the approval of material investment documents and numerous documents which have already been delivered by the Company to the Investors such as the plan of reorganization, the disclosure statement, the settlement agreements with GM, and the business plan. Certain conditions to closing are added by the EPCA Amendment, however, such as those requiring: release and exculpation of each Investor as set forth in the EPCA Amendment; that the Company will have undrawn availability of $1.4 billion including a letter of credit carve out and reductions under a borrowing base formula; that the Company’s pro forma interest expense during 2008 on the Company’s indebtedness will not exceed $585 million; that scheduled Pension Benefit Guarantee Corporation liens are withdrawn; and that the aggregate amount of trade and unsecured claims be no more than $1.45 billion (subject to certain waivers and exclusions). Refer to Note 1. Background and Organization, Plan of Reorganization for further details.
Case Number: 05-44481 (RDD) (Jointly Administered)

     The EPCA incorporates Delphi’s earlier commitment to preserve its salaried and hourly defined benefit U.S. pension plans and to fund required contributions to the plans that were not made in full as permitted under the Bankruptcy Code. The discussion above is qualified in its entirety by the terms of the underlying proposal. In particular, as more fully outlined in the proposal, the effectiveness and consummation of the transactions contemplated by the EPCA are subject to a number of conditions precedent, including, among others, agreement on certain key documents and those conditions relating to financing of the emergence transactions.
     U.S. Labor Agreements – On March 31, 2006, the Debtors filed a motion with the Court under sections 1113 and 1114 of the Bankruptcy Code seeking authority to reject U.S. labor agreements and to modify retiree benefits (the “1113/1114 Motion”). As approved and confirmed by the Court, a series of settlement agreements or memoranda of understanding (each, a memorandum of understanding or “MOU”) among Delphi, its unions, and GM settled the 1113/1114 Motion with respect to each of Delphi’s unions
     Plan of Reorganization – On September 6, 2007, Delphi filed a proposed plan of reorganization (the “Plan”) and related disclosure statement (the “Disclosure Statement”) with the Court and subsequently filed amendments to both the Plan and Disclosure Statement. The Plan and Disclosure Statement outlined Delphi’s transformation centering around five core areas, including agreements reached with each of Delphi’s principal U.S. labor unions and GM. The Court entered an order approving the adequacy of the Disclosure Statement on December 10, 2007. After entry of the order approving the Disclosure Statement, Delphi began solicitation of votes on the Plan. On January 16, 2008, Delphi announced that the voting results had been filed with the Court. A hearing on confirmation of the Plan took place on January 17, 18, and 22, 2008. The Court entered the order confirming the Plan on January 25, 2008, and that order became final on February 4, 2008.
     The recoveries, distributions, and investments pursuant to the confirmed Plan are as follows:
Confirmed Plan (1/25/2008)

Net Funded Debt	$4.6 billion

Plan Equity Value	Total enterprise value of $12.8 billion, which after deducting net debt and warrant value results in distributable equity value of $8.0 billion (or approximately $59.61 per share based on approximately 134.3 million shares)

Plan Investors	Direct Investment
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.2 billion (or 29.2% discount from Plan Equity Value)
- Purchase $400 million of preferred stock convertible at an assumed enterprise value of $10.3 billion (or 28.6% discount from Plan Equity Value)
- Purchase $175 million of New Common Stock at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)

Backstop of Discount Rights Offering
- Commit to purchase any unsubscribed shares of common stock in connection with an approximately $1.6 billion rights offering to be made available to unsecured creditors (the “Discount Rights Offering”)

GM	Recovery of $2.48 billion at Plan value of $12.8 billion
- At least $750 million in Cash
- Up to $750 million in a second lien note
- $1.073 billion (in liquidation value) in junior convertible preferred stock

Unsecured	Par plus accrued recovery at Plan value of $12.8 billion
Creditors	- 78.4% in New Common Stock at Plan Equity Value
- 21.6% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)
Case Number: 05-44481 (RDD) (Jointly Administered)

Confirmed Plan (1/25/2008)

TOPrS	90% of par recovery at Plan value of $12.8 billion
-78.4% in New Common Stock at Plan Equity Value
- 21.6% through pro rata participation in the Discount Rights Offering at an assumed enterprise value of $9.7 billion (or 35.6% discount from Plan Equity Value)

Existing Common	Par Value Rights
Stockholders	- Right to acquire approximately 21,680,996 shares of New Common Stock at a purchase price struck at Plan Equity Value

Warrants
- Warrants to acquire 6,908,758 shares of New Common Stock (which comprises 5% of the fully diluted New Common Stock) exercisable for seven years after emergence struck at 20.7% premium to Plan Equity Value
- Warrants to acquire $1.0 billion of New Common Stock exercisable for six months after emergence struck at 9.0% premium to Plan Equity Value
- Warrants to acquire 2,819,901 shares of New Common Stock (which comprises 2% of the fully diluted New Common Stock) exercisable for ten years after emergence struck at Plan Equity Value

Common Stock
461,552 shares of New Common Stock
     On November 6, 2007, the Debtors filed a motion requesting that the Court authorize the Debtors to enter into a “best efforts” engagement letter and fee letter with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. in connection with an exit financing arrangement comprised of: (i) a senior secured first lien asset-based revolving credit facility in an aggregate principal amount of $1.6 billion; (ii) a senior secured first-lien term facility in an aggregate amount of $3.7 billion; and (iii) a senior secured second-lien term facility in the amount of $1.5 billion, of which up to $750 million will be in the form of a note issued to GM in connection with the distributions contemplated under the Plan. On November 16, 2007, the Court entered an order authorizing the Debtors to enter into and perform all obligations under the engagement and fee letters.
     Primarily as a result of improved operating performance and lower capital expenditures for the 2007 fiscal year than forecast in the 2007 business plan projection, Delphi’s 2007 cash position was favorable to the 2007 business plan projection. After adjusting anticipated cash flows in 2008 to reflect retiming of certain payments previously forecast for 2007 and lower projections for certain forecasted emergence cash payments in 2008, Delphi reduced its planned exit facilities from the previously announced $6.8 billion authorized by the Court to approximately $6.1 billion.
     Pursuant to an order entered by the Court on December 20, 2007, the Debtors’ exclusivity period under the Bankruptcy Code for filing a plan of reorganization was extended to and including March 31, 2008, and the Debtors’ exclusivity period for soliciting acceptances of the Plan was extended to and including May 31, 2008.
     GM Settlement – On September 6, 2007, Delphi entered into a Global Settlement Agreement (“GSA”) and a Master Restructuring Agreement (“MRA”) with GM. On October 29, 2007, Delphi entered into amendments to both the GSA and the MRA. On November 14, 2007 and again on December 3, 2007, Delphi entered into restated amendments to both the GSA and the MRA. Together, these agreements provide for a comprehensive settlement of all outstanding issues between Delphi and GM, including: litigation commenced in March 2006 by Delphi to terminate certain supply agreements with GM; all potential claims and disputes with GM arising out of the separation of Delphi from GM in 1999; certain post-separation claims and disputes between Delphi and GM; the proofs of claim filed by GM against Delphi in Delphi’s chapter 11 cases; GM’s treatment under Delphi’s Plan; and various other legacy and ordinary course business matters between the companies.
Case Number: 05-44481 (RDD) (Jointly Administered)

     Most obligations set forth in the GSA are to be performed upon the occurrence of the effective date of the Plan or as soon as reasonably practicable thereafter. The GSA is intended to resolve outstanding issues among Delphi and GM that have arisen or may arise before Delphi’s emergence from chapter 11 and will be implemented by Delphi and GM in the short term. The GSA addresses, among other things, commitments by Delphi and GM regarding pensions and OPEB, and other GM contributions with respect to labor matters, releases, and claims treatment.
     By contrast, resolution of most of the matters addressed in the MRA will require a significantly longer period that will extend for a number of years after the effective date of the Plan. The MRA is intended to govern certain aspects of Delphi and GM’s commercial relationship following Delphi’s emergence from chapter 11. The MRA addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     Delphi filed the GSA and the MRA as exhibits to the Plan. Both agreements were approved through confirmation of the Plan.
     2. Basis of Presentation
     Condensed Combined Debtor-in-Possession Financial Statements – The financial statements and supplemental information contained herein are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. In addition, the financial statements and supplemental information contained herein represent the condensed combined financial information for the Debtors only. Delphi’s non-Debtor subsidiaries are treated as non-consolidated affiliates in the attached financial statements, and as such, their net income (loss) is included as “Equity income from non-Debtor affiliates, net of tax” in the statement of operations and their net assets are included as “Investments in non-Debtor affiliates” in the balance sheet.
     American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in chapter 11, generally does not change the manner in which financial statements are prepared. It does require, however, that the financial statements for periods subsequent to the filing of the chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The Debtors’ financial statements contained herein have been prepared in accordance with the guidance in SOP 90-7.
     The unaudited combined financial statements have been derived from the books and records of the Debtors. This information, however, has not been subject to procedures that would typically be applied to financial information presented in accordance with U.S. GAAP, and upon the application of such procedures (such as tests for asset impairment), the Debtors believe that the financial information could be subject to changes, and these changes could be material. The information furnished in this report includes primarily normal recurring adjustments but does not include all of the adjustments that would typically be made for quarterly financial statements in accordance with U.S. GAAP. The financial statements include the impact of certain adjustments that were identified as a result of the completion of the Company’s consolidated financial statements for the year ended December 31, 2007. These adjustments, totaling $681 million, impacted the January 1, 2008 beginning accumulated deficit balance and included an income tax benefit of $703 million. (Refer to Note 8. Income Tax to the consolidated financial statements on Delphi’s Annual Report on Form 10-K for the year ended December 31, 2007.) In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. Therefore, this report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2007.
     The results of operations contained herein are not necessarily indicative of results which may be expected from any other period or for the full year and may not necessarily reflect the consolidated results of operations, financial position, and cash flows of the Debtors in the future.
     Intercompany Transactions – Intercompany transactions between Debtors have been eliminated in the financial statements contained herein. Intercompany transactions with the Debtors’ non-Debtor affiliates have not been eliminated in the financial statements and are reflected as intercompany receivables, loans, investments, and payables.
Case Number: 05-44481 (RDD) (Jointly Administered)

     General Motors and Affiliates – Includes activity with GM and its consolidated subsidiaries. Activity with GM’s non-consolidated affiliates (such as GM Shanghai) and activity with other Tier 1 suppliers which sell directly to GM is classified as other (non-GM) customer activity.
     Restricted Cash – Primarily includes balances restricted for use for the pre-retirement portion of the special attrition program.
     Property – Includes property, plant, and equipment and is recorded at cost net of accumulated depreciation.
     Discontinued Operations – In accordance with SFAS 144, a business component that is disposed of or classified as held for sale is reported as discontinued operations if the cash flows of the component have been or will be eliminated from the ongoing operations of the Company and the Company will no longer have any significant continuing involvement in the business component. The results of discontinued operations are aggregated and presented separately in the condensed combined statement of operations and condensed combined statement of cash flows. Assets and liabilities held for sale are aggregated and reported separately as assets and liabilities held for sale in the condensed combined balance sheet. Refer to Note 7. Divestitures for more information.
     Amounts have been derived from the consolidated financial statements and accounting records of Delphi using the historical basis of assets and liabilities to be disposed of and historical results of operations related to Delphi’s global steering and halfshaft business (the “Steering Business”) and its interiors and closures product line (the Interiors and Closures Business”). The sale of the U.S. operations and certain of the non-U.S. operations of the Steering Business are sales of assets and will include (i) all assets, except for cash, deferred tax assets, and intercompany accounts, and (ii) all liabilities, expect for debt, deferred tax liabilities, intercompany accounts, U.S. pension and other postretirement benefit liabilities, accrued payroll, and certain employee benefit accounts. The sale of certain non-U.S. operations of the Steering Business are stock sales and will include all assets and liabilities for the sites with purchase price adjustments for cash, debt, and certain other accounts. The majority of the sales of the Interiors and Closures Business are asset sales and the buyer assumed inventory, fixed assets, non-U.S. pension liabilities, and the investment in a joint venture in Korea.
     While the historical results of operations of the Steering Business and the Interiors and Closures Business include general corporate allocations of certain functions historically provided by Delphi, such as accounting, treasury, tax, human resources, facility maintenance, and other services, for the purposes of these pro forma financial statements, no amounts for these general corporate retained functions have been allocated to discontinued operations in the pro forma adjustments. Delphi expects to retain certain employee pension and other postretirement benefit liabilities for the Steering and Interiors and Closures Businesses and these liabilities were not allocated to liabilities held for sale in the balance sheet. Expenses related to the service cost of employee pension and other postretirement benefit plans, however, were allocated to discontinued operations in the statement of operations, because Delphi will not continue to incur related service costs subsequent to the divestiture of these businesses. Allocations have been made based upon a reasonable allocation method.
     Securities and ERISA Litigation Charges – Delphi, along with certain of its subsidiaries, certain current and former directors of the Company, and certain current and former officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the securities actions, ERISA actions, and shareholder derivative actions in consolidated proceedings (the “Multidistrict Litigation” or “MDL”), reached an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and named plaintiffs in the amended ERISA Action (the “ERISA Plaintiffs”) resulting in a settlement of the Multidistrict Litigation (the “MDL Settlements”). Pursuant to the MDL Settlements, the class claimants will receive cash and allowed claims in the chapter 11 cases that, when valued at the face amount of the allowed claims, is equivalent to approximately $351 million. The MDL Settlements were approved by the U.S District Court for the Eastern District of Michigan in which the actions are pending, and by the Court on January 25, 2008. As provided in the confirmation order, the MDL Settlements are contingent upon the effective date of the Plan occurring, and if, for any reason, we cannot emerge as contemplated, the MDL Settlements will become null and void.
     As a result of the MDL Settlements, as of January 31, 2008, Delphi has a liability of $351 million recorded for this matter. Delphi maintains directors and officers insurance providing coverage for indemnifiable losses of $100 million, subject to a $10 million deductible; and a further $100 million of insurance covering its directors and officers for nonindemnifiable claims, for a total of $200 million.  As part of the settlement, the insurers contributed
Case Number: 05-44481 (RDD) (Jointly Administered)

the entire $100 million of indemnifiable coverage, and a portion of the nonindemnifiable coverage. In conjunction with the MDL Settlements, Delphi expects to record recoveries of $148 million for the settlement amounts provided to the plaintiffs from insurers, underwriters, and third-party reimbursements and will record such recoveries upon Delphi’s emergence from chapter 11.
     Warranty Matters – Delphi recognizes expected warranty costs for products sold principally at the time of sale based on an estimate of the amount that will eventually be required to settle such obligations. These accruals are based on factors such as past experience, production changes, industry developments, and various other considerations. Delphi’s estimates are adjusted from time to time based on facts and circumstances that impact the status of existing claims.
     Contractual Interest Expense and Interest Expense on Unsecured Claims – Contractual interest expense represents amounts due under the contractual terms of outstanding debt, including debt subject to compromise for which interest expense is not recognized in accordance with the provisions of SOP 90-7.  Delphi did not record contractual interest expense on certain unsecured prepetition debt from the bankruptcy filing date until September 2007 because the interest ceased being paid and was not determined to be probable of being an allowed claim.  In September 2007, Delphi began recording prior contractual interest expense related to certain prepetition debt because it became probable that the interest would become an allowed claim based on the provisions of the plan of reorganization filed with the Court in September 2007.  The plan of reorganization also provides that certain holders of allowed unsecured claims against Delphi will be paid postpetition interest on their claims, calculated at the contractual non-default rate from the petition date through January 25, 2008.  Beginning in September 2007, Delphi recorded interest expense with respect to such allowed unsecured claims.  For the month ended January 31, 2008, Delphi recorded total interest related to prepetition debt and allowed unsecured claims of $14 million which is included in accrued liabilities on the accompanying balance sheet.  This estimate is based on numerous factual and legal assumptions.  Absent developments that alter the Debtors’ view of the likelihood of amounts that may be paid under the Plan to holders of allowed unsecured claims, the Debtors expect to accrue interest on such unsecured claims in future periods, to the extent required under applicable law.  Such interest will be discharged at the emergence date under the provisions of plan of reorganization discussed in Note 1. Background and Organization.
     Taxes – Delphi accounts for income taxes in accordance with FASB Statement No. 109 (“SFAS 109”), “Accounting for Income Taxes,” and recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws. Due to the Company’s history of U.S. losses over the past years, combined with the deterioration in its current U.S. operating outlook, Delphi has a 100% valuation allowance against all of its U.S. deferred tax assets, and as a result, does not recognize income tax benefits for net operating losses for its U.S. entities.
     The Debtors have received Court authorization, but not direction, to pay sales, use, trust fund, and certain other taxes in the normal course. Accordingly, the Debtors have paid the applicable taxes when due. See the schedules of payroll and other taxes paid for additional information regarding taxes paid.
     Other Postretirement Benefit (Payments) Receipts, Net of Reimbursement by GM – As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA were eligible to retire as employees of Delphi or flow back to GM and retire. During 2006, approximately 10,000 employees elected to flow back to GM and retire. Although GM agreed to assume the postretirement healthcare and life insurance coverages for these retirees, due to the volume of retirements, GM was unable immediately to transition these retirees to GM healthcare and life insurance plans. Delphi agreed to administer health and life insurance coverage for these retirees during the transition period and GM agreed to reimburse Delphi for its actual costs for providing such coverage. As of January 31, 2008, Delphi owes GM for approximately $10 million due to overpayments made mostly during 2007.
     Pension Funding – Delphi’s discussions with the Internal Revenue Service (“IRS”) and the Pension Benefit Guaranty Corporation (“PBGC”) regarding the funding of the Delphi Hourly-Rate Employees Pension Plan (the “Hourly Plan”) and the Delphi Retirement Program for Salaried Employees (the “Salaried Plan”) upon emergence from chapter 11 culminated in a funding plan that would enable the Company to satisfy its pension funding obligations upon emergence from chapter 11 through a combination of cash contributions and a transfer of certain unfunded liabilities to a pension plan sponsored by GM.
     On May 1, 2007, the IRS issued conditional waivers for the Hourly Plan and the Salaried Plan with respect to the plan year ended September 30, 2006 (the “2006 Waivers”). On May 31, 2007, the Court authorized Delphi to perform under the terms of those funding waivers. The IRS modified the 2006 Waivers by extending the dates by
Case Number: 05-44481 (RDD) (Jointly Administered)

which Delphi is required to file its Plan and emerge from chapter 11. On September 28, 2007, the IRS issued a second conditional waiver for the Hourly Plan for the plan year ended September 30, 2007 (the “2007 Hourly Plan Waiver”). The 2007 Hourly Plan Waiver is necessary to make the transfer of hourly pension obligations to the GM plan economically efficient by avoiding redundant cash contributions that would result in a projected overfunding of the Hourly Plan. On October 26, 2007, the Court authorized Delphi to perform under 2007 Hourly Plan Waiver. The conditional funding waivers will permit Delphi to defer funding contributions due under ERISA and the IRC until March 31, 2008. On February 27, 2008, the IRS modified the 2006 Waivers and the 2007 Hourly Plan Waiver by extending the date by which Delphi must emerge from chapter 11 to March 31, 2008.
     Pursuant to the pertinent terms of the waivers, as modified, Delphi provided to the PBGC letters of credit, effective June 16, 2007, in favor of the Hourly and Salaried Plans in the amount of $100 million to support funding obligations under the Hourly Plan (increased to $110 million effective February 27, 2008) and $50 million to support funding obligations under the Salaried Plan. Not later than five days after the effective date of the Company’s plan of reorganization, the Company must either (1) effect a transfer under IRC § 414(l) to a GM plan, (2) make cash contributions to the Hourly Plan, or (3) make a combination thereof that reduces the net unfunded liabilities of the Hourly Plan by $1.5 billion as determined on a basis in accordance with FASB Statement No. 87, Employers’ Accounting for Pensions.
     Not later than five days after the effective date of the Company’s plan of reorganization, the Company must contribute approximately $1.25 billion to the Hourly and Salaried Plans with approximately $1.05 billion in plan contributions and approximately $200 million into escrow. These contributions include additional contributions required by the conditional waivers as extended.
     The Company has represented that it intends to meet the minimum funding standard under IRC section 412 for the plan years ended September 30, 2006 and 2007 upon emergence from chapter 11. The foregoing description of the pension funding plan is a summary only and is qualified in its entirety by the terms of the waivers, as modified, and the orders of the Court.
3. Debtor-in-Possession (“DIP”) Financing
     On January 5, 2007, the Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion. On January 9, 2007, Delphi refinanced its prepetition and postpetition credit facilities obligation by entering into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”).
     Through a series of amendments over the course of the loan, the latest of which was entered into on November 20, 2007 (the “Third Amendment”), the Refinanced DIP Credit Facility now has a maturity date of July 1, 2008, Global EBITDAR covenants for the extension period, revised interest rates, and an amended definition of Global EBITDAR.
     The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. While the borrowing base computation excluded outstanding borrowings, it was less than the Refinanced DIP Credit Facility commitment at January 31, 2008. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default).
     Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As of January 31, 2008, there was $150 million outstanding under the Revolving Facility and the Company had approximately $250 million in letters of credit outstanding under the Revolving Facility as of that date, including $150 million related to the letters of credit provided to the PBGC discussed further in Note 2. Basis of Presentation.
Case Number: 05-44481 (RDD) (Jointly Administered)

4. Reorganization Items
     SOP 90-7 requires reorganization items such as realized gains and losses from the settlement of prepetition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under chapter 11, to be separately disclosed. The Debtors’ reorganization items consist of the following:

Month Ended
January 31,
2008
(in millions)
Professional fees directly related to reorganization	$(11)
Interest income	2
Other	(2)

Total Reorganization Items	$(11)

     Professional fees directly related to the reorganization (“Professional Fees”) include fees and reimbursable expenses associated with advisors to the Debtors, the official committee of unsecured creditors, the official committee of equity holders, the agents to the Debtors’ debtor-in-possession credit facility and prepetition credit facility (for fees and expenses incurred on or prior to the effective date of the refinancing), and the unions. Professional Fees also include $2 million for the month ended January 31, 2008 of fees for certain legal advisors to GM. Professional Fees for the month ended January 31, 2008 were estimated by the Debtors and will be reconciled to actual invoices when received.
5. Liabilities Subject to Compromise
     The Debtors have received approximately 16,790 proofs of claim, some of which assert, in part or in whole, unliquidated claims. In addition, the Debtors have compared proofs of claim they have received to liabilities they have already scheduled and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $34 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts.
     Although the Debtors have not completed the process of reconciling these proofs of claim and thus the ultimate amount of such liabilities is not determinable at this time, as of January 31, 2007, the Debtors had objected to approximately 13,400 proofs of claim which asserted approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. The Court has entered orders disallowing and/or claimants have withdrawn approximately 9,600 of those proofs of claim, which reduced the amount of asserted claims by approximately $10 billion in aggregate liquidated amounts plus additional unliquidated amounts. In addition, the Court has entered an order modifying approximately 3,500 claims, reducing the aggregate amounts asserted on those claims from $720 million to $530 million, which amounts are subject to further objection by the Debtors at a later date on any basis.
     The Debtors anticipate that additional proofs of claim will be the subject of future objections as such proofs of claim are reconciled, and that as a result of such objections, the aggregate amount of claims ultimately allowed by the Court will be further reduced. The determination of how liabilities will ultimately be settled and treated is set forth in the Plan, which was approved by the Court on January 25, 2008. Classification for purposes of these financial statements of any prepetition liabilities on any basis other than liabilities subject to compromise is not an admission against interest or legal conclusion by the Debtors as to the manner of classification, treatment, allowance, or payment in the Debtors’ chapter 11 cases, including in connection with any plan of reorganization that may be confirmed by the Court and that may become effective pursuant to an order of the Court.
Case Number: 05-44481 (RDD) (Jointly Administered)

     SOP 90-7 requires prepetition liabilities that are subject to compromise to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. The amounts currently classified as liabilities subject to compromise may be subject to future adjustments depending on Court actions, further developments with respect to disputed claims, determinations of the secured status of certain claims, the values of any collateral securing such claims, or other events. Liabilities subject to compromise consist of the following:

January 31, 2008
(in millions)
Pension obligations	$3,293
Postretirement obligations other than pensions, including amounts payable to GM	8,816
Debt and notes payable	2,374
Accounts payable	819
Securities and ERISA litigation liability	351
Other	614

Total Liabilities Subject to Compromise	$16,267

6. Postpetition Accounts Payable
     To the best of the Debtors’ knowledge, all undisputed postpetition accounts payable have been and are being paid under agreed-upon payment terms.
7. Divestitures
     On September 17, 2007, Delphi and TRW Integrated Chassis Systems, LLC signed an Asset Purchase Agreement for the sale of certain assets for Delphi’s North American brake components machining and assembly assets (“North American Brake Components”) primarily located at its Saginaw, Michigan, Spring Hill, Tennessee, Oshawa, Ontario Canada and Saltillo, Mexico facilities. On November 16, 2007, Delphi received approval from the Court to proceed with the sale of the assets which closed in the first quarter of 2008. Delphi received proceeds from this sale of $38 million during January 2008.
     As previously disclosed, on December 20, 2007, the Court approved the sale of Delphi’s cockpits and interior systems business and integrated closures systems business (the “Interiors and Closures Business”) to Inteva Products, LLC (“Inteva”). On January 25, 2008, the Court entered an order approving the assumption and assignment of certain executory contracts and also approved a compromise with Inteva, which facilitates the closing of the sale of the Interiors and Closures Business with Inteva by modifying the payment structure under the Interiors and Closures master sale and purchase agreement in consideration for the waiver of certain of Inteva’s conditions to closing.
     As previously disclosed, on December 20, 2007, the Court approved bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code to dispose of its global steering and halfshaft business (the “Steering Business”). On February 25, 2008, the Court issued an order authorizing the sale of the Steering Business to Steering Solutions Corporation, a wholly-owned entity of Platinum Equity LLC.
     On January 15, 2008, the Debtors filed a motion to sell Delphi’s global bearings business (the “Bearings Business”). On January 25, 2008, the Court approved the bidding procedures authorizing Delphi to commence an auction under section 363 of the Bankruptcy Code. On February 21, 2008, the Debtors announced that they had entered into a purchase agreement with Kyklos, Inc., a wholly owned subsidiary of Hephaestus Holdings, Inc. and an affiliate of KPS Special Situations Fund II, L.P. (“Kyklos”), which was the successful bidder at the auction held on February 19 and 20, 2008. The sale of the Bearings Business to Kyklos is subject to approval by the Court at a hearing scheduled for March 19, 2008.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL AND PAYROLL TAXES WITHHELD AND INCURRED
MONTH ENDED JANUARY 31, 2008

Gross Wages Paid	Employee Payroll Taxes Withheld	Employer Payroll Taxes Owed

$224,626,740	$66,052,753	$24,756,966

Note:	As previously disclosed, as part of the special attrition program certain eligible Delphi U.S. hourly employees represented by the UAW and the IUE-CWA received lump sum incentive payments or buyout payments. These payments were made by Delphi and are wholly or partially reimbursed by GM, and are included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JANUARY, 31, 2008

Payee	Payroll Taxes Paid

Internal Revenue Service	$70,767,569
State of Ohio	2,578,907
City of Dayton, OH	188,089
City of Vandalia, OH	156,200
City of Columbus, OH	121,018
City of Kettering, OH	112,472
City of Niles, OH	34,266
City of Rita, OH	33,121
Ohio School District	30,927
City of Warren, OH	13,200
City of Moraine, OH	10,398
City of Norwalk, OH	9,529
City of Troy, OH	8,985
City of Port Clinton, OH	5,433
City of Lorain, OH	3,003
City of Hubbard, OH	2,320
City of Huron, OH	2,176
City of Dublin, OH	1,409
City of Parma, OH	1,295
City of Newton Falls, OH	1,085
City of Trotwood, OH	1,069
City of Lordstown, OH	979
City of Hamilton, OH	943
City of Canton, OH	907
City of Toledo, OH	635
City of Springfield, OH	571
City of Xenia, OH	471
City of Akron, OH	253
City of Ontario, OH	250
City of Cincinnati, OH	113
City of Mansfield, OH	45
State of Michigan	2,541,791
City of Saginaw, MI	95,604
City of Flint, MI	53,321
City of Detroit, MI	4,777
City of Grand Rapids, MI	2,882
City of Pontiac, MI	444
City of Walker, MI	421
City of Lansing, MI	93
City of Lapeer, MI	85
State of Indiana	1,437,688
State of New York	1,248,079
State of Alabama	401,627
City of Gadsden, AL	15,670
State of Wisconsin	387,370
State of Mississippi	115,615
State of California	50,895
State of Colorado	29,685
City of Denver, CO	1,278
State of Illinois	28,255
State of Iowa	18,191
State of Pennsylvania	15,295
City of Philadelphia, PA	140
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF PAYROLL TAXES PAID
MONTH ENDED JANUARY 31, 2008

Payee	Payroll Taxes Paid

City of Towamencin, PA	$35
State of South Carolina	12,137
State of Georgia	11,798
State of New Mexico	11,120
State of Missouri	7,544
City of Kansas City, MO	1,353
State of Kansas	6,952
State of Oregon	5,790
State of Texas	3,393
State of North Carolina	2,921
State of Virginia	2,686
State of Arizona	2,498
State of Kentucky	1,213
City of Elizabethtown, KY	1,052
City of Bowling Green, KY	382
State of Utah	1,102
State of Minnesota	1,027
State of Maryland	893
State of Louisiana	853
State of New Jersey	801
State of Connecticut	796
State of Massachusetts	678
State of Arkansas	605
State of Oklahoma	572
State of Delaware	273
State of West Virginia	99
State of Florida	5
Inland Revenue Service (UK)	883,738
Country of Switzerland	6,714

Total	$81,505,874

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JANUARY 31, 2008

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Hinds County, Mississippi	Personal Property	$951,892	$951,892
Rogers County, Oklahoma (1)	Personal Property	341,761	341,761
Cameron County, Texas	Personal Property	299,110	299,110
El Paso County, Texas	Personal Property	208,725	208,725
Franklin County, Mississippi	Personal Property	175,470	175,470
United Independent School District, Texas	Personal Property	154,828	154,828
Lincoln County, Mississippi	Personal Property	118,550	118,550
Wichita County, Texas	Personal Property	109,726	109,726
Oak Creek, Wisconsin	Personal Property	90,362	90,362
Madison County, Mississippi	Personal Property	42,844	42,844
Lexington County, South Carolina	Personal Property	38,027	38,027
Fort Bend County, Texas	Personal Property	36,119	36,119
Hazlehurst, Mississippi	Personal Property	35,478	35,478
San Benito Independent School District, Texas	Personal Property	30,517	30,517
Marion County, South Carolina	Personal Property	28,118	28,118
Copiah County, Texas	Personal Property	26,682	26,682
Bexar County, Texas	Personal Property	16,924	16,924
Harris County, Texas	Personal Property	9,147	9,147
Rankin County, Mississippi	Personal Property	7,781	7,781
Angelina County, Texas	Personal Property	7,602	7,602
Hidalgo County, Texas	Personal Property	7,219	7,219
Newton County, Texas	Personal Property	6,714	6,714
Lowndes County, Mississippi	Personal Property	5,938	5,938
Pottawatomie County, Oklahoma	Personal Property	5,848	5,848
York County, South Carolina	Personal Property	5,689	5,689
Dallas County, Texas	Personal Property	5,515	5,515
Spartanburg County, South Carolina	Personal Property	5,210	5,210
Webb County, Texas	Personal Property	4,680	4,680
Laredo, Texas	Personal Property	4,642	4,642
Carrollton-Farmer Branch Independent School District, Texas	Personal Property	3,501	3,501
Pharr, Texas	Personal Property	2,734	2,734
Anderson County, South Carolina	Personal Property	2,695	2,695
Lubbock County, Texas	Personal Property	2,419	2,419
McAllen, Texas	Personal Property	2,397	2,397
Decatur, Mississippi	Personal Property	2,344	2,344
Greenwood County, South Carolina	Personal Property	1,639	1,639
Torrington, Connecticut	Personal Property	1,612	1,612
Bristol, Connecticut	Personal Property	1,504	1,504
Chestfield County, South Carolina	Personal Property	1,263	1,263
Laurens County, South Carolina	Personal Property	1,039	1,039
Salisbury, Connecticut	Personal Property	714	714
Yazoo County, Texas	Personal Property	551	551
Tarrant County, Texas	Personal Property	467	467
Cypress County, Texas	Personal Property	433	433
Pickens County, Georgia	Personal Property	269	269
Oconee County, South Carolina	Personal Property	229	229
Montgomery County, Texas	Personal Property	218	218
La Feria Independent School District, Texas	Personal Property	171	171

(1)	Amount due and paid is in connection with Delphi’s ownership of its global original equipment and aftermarket catalyst business (the “Catalyst Business”) which was sold during September 2007. The entire amount of taxes due was paid by the purchaser to the state in 2007; Delphi paid the portion of taxes attributable to the period of time in 2007 which Delphi owned the Catalyst Business to the purchaser during January 2008.
Case Number: 05-44481 (RDD) (Jointly Administered)

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Irving, Texas	Personal Property	168	168
Los Fresnos Consolidated Independent School District, Texas	Personal Property	150	150
Collin County, Texas	Personal Property	148	148
Eagle Pass Independent School District, Texas	Personal Property	145	145
Laport County, Indiana	Personal Property	142	142
Harlingen, Texas	Personal Property	135	135
La Feria, Texas	Personal Property	93	93
Madison County, Kentucky	Personal Property	93	93
Nueces County, Texas	Personal Property	71	71
Valwood Improvement Authority, Texas	Personal Property	57	57
Maverick County, Texas	Personal Property	55	55
Denton County, Tennessee	Personal Property	52	52
Fairfield County, South Carolina	Personal Property	42	42
Lee County, South Carolina	Personal Property	42	42
Jasper County, Indiana	Personal Property	38	38
Spring Branch Independent School District, Texas	Personal Property	31	31
Jones County, Texas	Personal Property	29	29
Leake County, Mississippi	Personal Property	28	28
Nacogdoches County, Texas	Personal Property	27	27
Edgefield County, South Carolina	Personal Property	18	18
Montague County, Texas	Personal Property	17	17
Morgan County, Alabama	Personal Property	16	16
Greenville County, South Carolina	Personal Property	12	12
Lockport, New York	Real Property	455,822	455,822
Burkburnett Independent School District, Texas	Real Property	444,061	444,061
Hinds County, Mississippi	Real Property	363,554	363,554
Oak Creek, Wisconsin	Real Property	132,779	132,779
Lincoln County, Mississippi	Real Property	99,139	99,139
Henrietta, New York	Real Property	79,086	79,086
Monroe County, New York	Real Property	48,312	48,312
Wichita County, Texas	Real Property	45,310	45,310
State of Ohio	Use	481,403	481,403
State of Michigan	Use	305,147	305,147
State of New York	Use	114,857	114,857
State of Indiana	Use	87,390	87,390
Limestone County, Alabama (Pay to: Alabama Dept. of Revenue)	Use	43,030	43,030
State of Texas	Use	30,682	30,682
State of Mississippi	Use	30,116	30,116
State of Wisconsin	Use	13,503	13,503
Gadsden City, Alabama (Payee ALATAX — Tax Trust Account)	Use	2,714	2,714
Colorado Dept of Revenue	Use	1,737	1,737
Tuscaloosa, Alabama	Use	1,154	1,154
Etowah County, Alabama (Payee LGREC Inc.)	Use	549	549
Coaling, Alabama (Payee ALATAX — Tax Trust Account)	Use	239	239
State of Ohio	Kilowatt Hour	55,709	55,709
State of Alabama	Consumer Use	43,348	43,348
State of Alabama	Seller’s Use	36,519	36,519
Ohio Treasurer of State	Income	6,150	6,150
State of Washington	Business and Occupation	2,635	2,635
Colorado Dept of Revenue	Sales	1,591	1,591
Case Number: 05-44481 (RDD) (Jointly Administered)

Taxing Jurisdiction	Tax Type	Tax Due	Tax Paid

Colorado Dept of Revenue	Utility	162	162
South Carolina Department of Revenue	Sales and Use	56	56
State of California Board of Equalization	Sales and Use	22	22

Total		$5,735,702	$5,735,702

Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF OTHER TAXES COLLECTED, INCURRED AND PAID
MONTH ENDED JANUARY 31, 2008

Note 1:	The amounts listed above for tax due and tax paid include postpetition taxes and only those prepetition taxes for which the Debtors have received Court authorization to pay. Accordingly, certain prepetition taxes (primarily on real and personal property) that the Debtors do not have authority to pay are not included in the schedule above. Such prepetition taxes are included in the balance sheet as part of “Liabilities Subject to Compromise.”

Note 2:	Certain Debtors also pay transaction taxes such as value added tax (“VAT”) to certain foreign countries based upon the purchase or supply of goods or services within the country and the importation of goods into the country from outside the country. For the purchase of goods or services in certain foreign countries, VAT may either be collected by the supplier from the Debtors or paid directly by the Debtors through self-assessment. For the supply of goods or services in certain foreign countries, the Debtors may collect VAT from the customers and remit the tax to the foreign governments. Upon importation in certain countries, VAT may be paid by the Debtors. In most cases, VAT is recoverable either as an input VAT credit or as a refund. The process of calculating VAT owed or refundable is a complex process of netting VAT paid, collected, and remitted. To the best of the Company’s knowledge, all VAT has been paid and is being paid when due. In addition, certain Debtors incur foreign withholding taxes on certain payments from various foreign non-Debtor affiliates. These foreign withholding taxes generally apply to interest, royalties, dividends, and service payments received from certain foreign non-Debtor affiliates. The foreign withholding taxes are required to be withheld by the foreign non-Debtor affiliates and paid over to the foreign tax authorities on behalf of the Debtors. To the best of the Company’s knowledge, all foreign withholding taxes have been withheld by the foreign non-Debtor facilitates when required to be withheld and paid over to the appropriate foreign tax authorities when due. These foreign tax payments have not been included in the schedule above.
Case Number: 05-44481 (RDD) (Jointly Administered)

DELPHI CORPORATION, et al.
SCHEDULE OF DISBURSEMENTS
MONTH ENDED JANUARY 31, 2008

Debtor Name	Case Number	Amount(1)

Delphi NY Holdings Corporation	05-44480	$—
Delphi Corporation	05-44481	—
ASEC Manufacturing General Partnership	05-44482	—
ASEC Sales General Partnership	05-44484	—
Environmental Catalysts, LLC	05-44503	—
Delphi Medical Systems Colorado Corporation	05-44507	2,574,325
Delphi Medical Systems Texas Corporation	05-44511	632
Delphi Medical Systems Corporation	05-44529	866,258
Specialty Electronics International Ltd.	05-44536	—
Specialty Electronics, Inc.	05-44539	491,820
Delphi Liquidation Holding Company	05-44542	—
Delphi Electronics (Holding) LLC	05-44547	—
Delphi Technologies, Inc.	05-44554	330,812
Delphi Automotive Systems Tennessee, Inc.	05-44558	—
Delphi Mechatronic Systems, Inc.	05-44567	11,806,394
Delphi Automotive Systems Risk Management Corporation	05-44570	—
Exhaust Systems Corporation	05-44573	39,149
Delphi China LLC	05-44577	—
Delphi Automotive Systems Korea, Inc.	05-44580	92,138
Delphi International Services, Inc.	05-44583	8,213,404
Delphi Automotive Systems Thailand, Inc.	05-44586	—
Delphi Automotive Systems International, Inc.	05-44589	—
Delphi International Holdings Corporation	05-44591	—
Delphi Automotive Systems Overseas Corporation	05-44593	7,704
Delphi Automotive Systems (Holding), Inc.	05-44596	2,742,515
Delco Electronics Overseas Corporation	05-44610	7,185,916
Delphi Diesel Systems Corporation	05-44612	29,389,153
Delphi LLC	05-44615	—
Aspire, Inc.	05-44618	197,916
Delphi Integrated Service Solutions, Inc.	05-44623	142,010
Delphi Connection Systems	05-44624	5,593,128
Packard Hughes Interconnect Company	05-44626	—
DREAL, Inc.	05-44627	—
Delphi Automotive Systems Services LLC	05-44632	69,441,196
Delphi Services Holding Corporation	05-44633	—
Delphi Automotive Systems Global (Holding), Inc.	05-44636	—
Delphi Foreign Sales Corporation	05-44638	—
Delphi Automotive Systems Human Resources LLC	05-44639	122,972,865
Delphi Automotive Systems LLC	05-44640	1,168,271,170
Delphi Furukawa Wiring Systems LLC	05-47452	6,763,887
Delphi Receivables LLC	05-47459	—
MobileAria, Inc.	05-47474	—

(1)	Operating expenses for the month ended January 31, 2008 were used as a proxy for disbursements.
Case Number: 05-44481 (RDD) (Jointly Administered)